Exhibit 1.1

Dear Shareholder

On behalf of the board of directors of Joe & The Juice Holding A/S we hereby forward the following documents:

•	Notice of extraordinary general meeting, including legend

•	Subscription form

This agenda, the annual report 2019, the complete proposal and the articles of association are made available for inspection at the company’s office at Østergade 26, 1100 Copenhagen, Denmark.

Kind regards

Mischa Bøgelund Jahn

Mischa Bøgelund Jahn

Advokatfuldmaegtig

M +45 25 26 36 75	Langelinie Allè 35	Advokatpartnerselskab	Flere kontaktoplysninger
T +45 72 27 36 75	DK-2100 København Ø	CVR-nr. 38538071	København Aarhus Shanghai New York

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